PRESS RELEASE

CooperCompanies Announces Fourth Quarter
and Full Year 2025 Results

San Ramon, Calif., December 4, 2025— CooperCompanies (Nasdaq: COO), a leading global medical device company, announced today financial results for its fiscal fourth quarter and full year ended October 31, 2025.
•Fourth quarter 2025 revenue of $1,065.2 million, up 5%, or up 3% organically. Fiscal year 2025 revenue of $4.1 billion, up 5%, or up 4% organically.
•Fourth quarter 2025 GAAP diluted earnings per share (EPS) of $0.43, down 27%. Fiscal 2025 GAAP diluted EPS of $1.87, down 4%.
•Fourth quarter 2025 non-GAAP diluted EPS of $1.15, up 11%. Fiscal 2025 non-GAAP diluted EPS of $4.13, up 12%. See "Reconciliation of Selected GAAP Results to Non-GAAP Results" below.

"We closed fiscal 2025 ahead of consensus revenue, earnings, and free cash flow expectations, and we enter 2026 with clear priorities to drive long-term shareholder value: accelerating top-line growth, improving profitability, accelerating cash generation, and continuing share repurchases," said Al White, CooperCompanies' President and CEO. "CooperVision is building momentum with MyDay contract wins, with MiSight up 37% in Q4, and with upcoming product launches rolling out globally. CooperSurgical also finished the year strong delivering revenue at the high end of our guidance, and we’re optimistic that 2026 will be supported by a much stronger year for our fertility business."
"Our disciplined execution has delivered eight consecutive quarters of earnings beats, and our new guidance is above expectations supported by successful Q4 reorganization activity. Importantly, these efforts are translating into improved cash flow, and we expect this momentum to continue with updated guidance of more than $2.2 billion in free cash flow from 2026 through 2028. This positions us to fund share repurchases, reduce debt and pursue strategic investments that reinforce our commitment to long-term shareholder returns.”

Fourth Quarter Operating Results
•Revenue of $1,065.2 million, up 5% from last year’s fourth quarter, up 3% in constant currency, up 3% organically.
•Gross margin of 61% compared with 67% in last year’s fourth quarter driven by costs primarily related to the reorganization activity. On a non-GAAP basis, gross margin was down 70 basis points from last year at 66%, primarily from tariffs and mix.
•Operating margin of 13% compared with 19% in last year’s fourth quarter driven by costs related to the reorganization activity. On a non-GAAP basis, operating margin was up 110 basis points from last year to 27% driven by operating expense leverage.
•Interest expense of $24.4 million compared with $27.0 million in last year's fourth quarter driven by lower average interest rates and lower average debt. On a non-GAAP basis, interest expense was $23.7 million, down from $25.6 million.
•Cash provided by operations of $247.8 million offset by capital expenditures of $98.0 million resulted in free cash flow of $149.8 million.

Fourth Quarter CooperVision (CVI) Revenue
•Revenue of $709.6 million, up 5% from last year’s fourth quarter, up 3% in constant currency, up 3% organically.
•Revenue by category:

		% change y/y
	(In millions)	Reported	Currency Impact	Constant Currency	Acquisitions and Divestitures	Organic
	4Q25
Toric and multifocal	$344.6	7%	(2)%	5%	—%	5%
Sphere, other	365.0	3%	(1)%	2%	—%	2%
Total	$709.6	5%	(2)%	3%	—%	3%

•Revenue by geography:

		% change y/y
	(In millions)	Reported	Currency Impact	Constant Currency	Acquisitions and Divestitures	Organic
	4Q25
Americas	$285.1	5%	—%	5%	—%	5%
EMEA	277.1	8%	(5)%	3%	—%	3%
Asia Pacific	147.4	(1)%	1%	—%	—%	—%
Total	$709.6	5%	(2)%	3%	—%	3%

Fourth Quarter CooperSurgical (CSI) Revenue
•Revenue of $355.6 million, up 4% from last year's fourth quarter, up 4% in constant currency, up 4% organically.
•Revenue by category:

		% change y/y
	(In millions)	Reported	Currency Impact	Constant Currency	Acquisitions and Divestitures	Organic
	4Q25
Office and surgical	$214.6	6%	—%	6%	—%	6%
Fertility	141.0	1%	—%	1%	—%	1%
Total	$355.6	4%	—%	4%	—%	4%

Fiscal Year 2025 Operating Results
•Revenue of $4,092.4 million, up 5% from fiscal 2024, up 5% in constant currency, up 4% organically.
•CVI revenue of $2,743.8 million, up 5% from fiscal 2024, up 5% in constant currency, up 5% organically, and CSI revenue $1,348.6 million, up 5% from fiscal 2024, up 5% in constant currency, up 3% organically.
•Gross margin of 66% compared with 67% in fiscal 2024. Non-GAAP gross margin was 68% compared with 67% in fiscal 2024.
•Operating margin of 17% compared with 18% in fiscal 2024. Non-GAAP operating margin was 26% compared with 25% in fiscal 2024.
•Cash provided by operations of $796.1 million offset by capital expenditures of $362.4 million resulted in free cash flow of $433.7 million.

Other
•During the fourth quarter, the Company repurchased $197.3 million of common stock, approximately 2.9 million shares, at an average share price of $67.48. For the fiscal year 2025, the Company repurchased $290.1 million of common stock, approximately 4.1 million shares, at an average price of $69.30.
•In September, the Board of Directors expanded the share repurchase program by $1 billion, bringing the total authorization to $2 billion. At quarter-end, nearly $1 billion remained available for additional repurchases.
•During the fourth quarter, the Company completed significant reorganization and integration activity. These efforts began in early Q3 and advanced quickly with a clear focus on improving operational efficiency and reducing back-office costs. By leveraging prior IT investments and AI capabilities, key support functions were integrated unlocking meaningful productivity gains. At the same time, acquisition-related integration work was completed strengthening our platform for scalable growth. In total, this activity resulted in approximately $89 million in cash and non-cash charges, and we expect annual pre-tax savings of approximately $50 million beginning in fiscal 2026.

Fiscal Year 2026 Financial Guidance
The Company initiated its fiscal year 2026 financial guidance. Details are summarized as follows:
•Fiscal first quarter 2026 total revenue of $1,019 - $1,030 million (organic growth of 3% to 4%)
◦CVI revenue of $693 - $700 million (organic growth of 3.5% to 4.5%)
◦CSI revenue of $327 - $330 million (organic growth of 2% to 3%)
•Fiscal first quarter 2026 non-GAAP diluted earnings per share of $1.02 - $1.04
•Fiscal 2026 total revenue of $4,299 - $4,338 million (organic growth of 4.5% to 5.5%)
•CVI revenue of $2,900 - $2,925 million (organic growth of 4.5% to 5.5%)
•CSI revenue of $1,399 - $1,413 million (organic growth of 4% to 5%)
•Fiscal 2026 non-GAAP diluted earnings per share of $4.45 - $4.60
•Fiscal 2026 free cash flow of $575 - $625 million and updated long-term free cash flow objective of more than $2.2 billion from fiscal 2026 to fiscal 2028
Non-GAAP diluted earnings per share guidance excludes amortization and impairment of intangible assets, and certain income or gains and charges or expenses including acquisition and integration costs which we may incur as part of our continuing operations.
With respect to the Company’s guidance expectations, the Company has not reconciled non-GAAP diluted earnings per share guidance to GAAP diluted earnings per share due to the inherent difficulty in forecasting acquisition-related, integration and restructuring charges and expenses, which are reconciling items between the non-GAAP and GAAP measures. Due to the unknown effect, timing and potential significance of such charges and expenses that impact GAAP diluted earnings per share, the Company is not able to provide such guidance.

Reconciliation of Selected GAAP Results to Non-GAAP Results
To supplement our financial results and guidance presented on a GAAP basis, we provide non-GAAP measures such as non-GAAP gross margin, non-GAAP operating margin, non-GAAP diluted earnings per share, as well as constant currency and organic revenue growth because we believe they are helpful for the investors to understand our consolidated operating results. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, to make operating decisions, and to plan and forecast for future periods. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We provide further details of the non-GAAP adjustments made to arrive at our non-GAAP measures in the GAAP to non-GAAP reconciliations below. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
To present constant currency revenue growth, current period revenue for entities reporting in currencies other than the United States dollar are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To present organic revenue growth, we excluded the effect of foreign currency fluctuations and the impact of any acquisitions, divestitures and discontinuations that occurred in the comparable period.
We define the non-GAAP measure of free cash flow as cash provided by operating activities less capital expenditures. We believe free cash flow is useful for investors as an additional measure of liquidity because it represents cash that is available to grow the business, make strategic acquisitions, repay debt, or buyback common stock. Management uses free cash flow internally to understand, manage, make operating decisions and evaluate our business. In addition, we use free cash flow to help plan and forecast future periods.
Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
Gross Margin, Operating Margin, and EPS

	Three Months Ended October 31,				Twelve Months Ended October 31,
(In millions)	2025	Margin %	2024	Margin %	2025	Margin %	2024	Margin %
GAAP Gross Profit	$650.8	61%	$677.7	67%	$2,682.1	66%	$2,595.7	67%
Acquisition and integration-related charges (1)	13.2	1%	2.9	—%	21.9	1%	4.3	—%
Exit of business (2)	24.6	3%	—	—%	40.4	1%	2.8	—%
Medical device regulations (3)	1.9	—%	0.4	—%	3.9	—%	3.2	—%
Business optimization charges (4)	14.2	1%	0.6	—%	14.2	—%	5.0	—%
Total	53.9	5%	3.9	—%	80.4	2%	15.3	—%
Non-GAAP Gross Profit	$704.7	66%	$681.6	67%	$2,762.5	68%	$2,611.0	67%

	Three Months Ended October 31,				Twelve Months Ended October 31,
(In millions)	2025	Margin %	2024	Margin %	2025	Margin %	2024	Margin %
GAAP Operating Income	$140.4	13%	$198.4	19%	$682.9	17%	$705.7	18%
Amortization of acquired intangibles	49.8	5%	50.2	5%	199.2	5%	201.2	5%
Acquisition and integration-related charges (1)	15.7	1%	7.2	1%	43.2	1%	20.6	1%
Exit of business (2)	24.6	2%	—	—%	51.8	1%	4.0	—%
Medical device regulations (3)	6.4	1%	4.0	1%	21.9	1%	19.8	1%
Business optimization charges (4)	48.2	5%	2.9	—%	50.9	1%	18.3	—%
Other (5)	2.9	—%	0.6	—%	5.9	—%	1.7	—%
Total	147.6	14%	64.9	7%	372.9	9%	265.6	7%
Non-GAAP Operating Income	$288.0	27%	$263.3	26%	$1,055.8	26%	$971.3	25%

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
Gross Margin, Operating Margin, and EPS

	Three Months Ended October 31,				Twelve Months Ended October 31,
(In millions, except per share amounts)	2025	EPS	2024	EPS	2025	EPS	2024	EPS
GAAP Net Income	$84.6	$0.43	$117.5	$0.58	$374.9	$1.87	$392.3	$1.96
Amortization of acquired intangibles	49.8	0.25	50.2	0.26	199.2	1.00	201.2	1.00
Acquisition and integration-related charges (1)	15.7	0.08	7.2	0.04	43.2	0.22	20.6	0.10
Exit of business (2)	24.6	0.12	—	—	51.8	0.26	4.0	0.02
Medical device regulations (3)	6.4	0.03	4.0	0.02	21.9	0.10	19.8	0.10
Business optimization charges (4)	48.2	0.24	2.9	0.01	50.9	0.25	18.3	0.09
Other (5)	4.5	0.02	3.5	0.02	28.4	0.14	12.9	0.06
Tax effects related to the above items	(20.7)	(0.10)	(13.5)	(0.07)	(72.8)	(0.36)	(61.1)	(0.30)
Intra-entity asset transfers and other (6)	15.2	0.08	36.7	0.18	129.0	0.65	132.5	0.66
Total	143.7	0.72	91.0	0.46	451.6	2.26	348.2	1.73
Non-GAAP Net Income	$228.3	$1.15	$208.5	$1.04	$826.5	$4.13	$740.5	$3.69
Weighted average diluted shares used	198.1		201.1		200.0		200.4

EPS, amounts and percentages may not sum or recalculate due to rounding.

(1) Charges include the direct effects of acquisition accounting, such as amortization of inventory fair value step-up, professional services fees, regulatory fees and changes in fair value of contingent considerations, and items related to integrating acquired businesses, such as redundant personnel costs for transitional employees, acquisition-related non-cash cumulative true up adjustments reflecting changes in compensation, other acquired employee related costs, and integration-related professional services, long-lived asset write-offs, manufacturing integration costs, legal entity and facility rationalization and other integration-related activities. The acquisition and integration-related charges in fiscal 2025 were primarily related to the obp Surgical and the Cook Medical acquisition and integration expenses. The acquisition and integration-related charges in fiscal 2024 were primarily related to the Cook Medical acquisition and integration expenses.

Charges included $13.1 million and $18.6 million of facility rationalization costs, $0.6 million and $8.4 million related to redundant personnel costs for transitional employees, $0.2 million and $5.2 million of long-lived asset write-offs related to lease abandonment, $0.2 million and $2.9 million of professional services fees, and $1.6 million and $2.4 million of other acquisition and integration-related activities in the three and twelve months ended October 31, 2025, respectively. The twelve months ended October 31, 2025 also included $3.3 million of inventory fair value step-up amortization and $2.4 million of acquisition-related non-cash cumulative true-up adjustments reflecting changes in compensation.

Charges included $2.9 million and $8.4 million related to redundant personnel costs for transitional employees, $0.7 million and $4.5 million of professional services fees, $1.4 million and $1.4 million of manufacturing integration costs, $1.5 million and $1.5 million of inventory fair value step-up amortization, and $0.7 million and $4.1 million of other acquisition and integration-related activities in the three and twelve months ended October 31, 2024, respectively. The twelve months ended October 31, 2024 also included $0.7 million regulatory fees.

(2) Charges include costs related to product line exits such as inventory write-offs, site closure costs, contract termination costs, employee severance costs and specifically-identified long-lived asset write-offs.

Charges included $12.4 million and $26.7 million of specifically-identified long-lived asset write-offs, $9.4 million and $22.1 million of inventory write-offs, and $2.8 million and $2.8 million of employee severance costs in the three and twelve months ended October 31, 2025. The twelve months ended October 31, 2025 also included $0.2 million of other costs related to product line exits.

Charges included $2.3 million of write-offs of long-lived assets and $1.7 million of other costs related to product line exits in the twelve months October 31, 2024. No charge related to product line exits was incurred in the three months ended October 31, 2024.

(3) Charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be limited to a specific time period.

(4) Charges represent the costs associated with initiatives to increase efficiencies across the organization and optimize our overall cost structure, including changes to our IT infrastructure and operations, employee severance costs, legal entity and other business reorganizations, write-offs or impairments of certain long-lived assets and inventories associated with the business optimization activities.

Charges included $32.2 million and $34.9 million of employee severance costs in the three and twelve months ended October 31, 2025. The three months ended October 31, 2025 also included $10.4 million write-off of inventory and $5.6 million related to changes to our IT infrastructure and operations.

Charges included $1.5 million and $10.6 million of employee severance costs, $1.0 million and $4.1 million related to changes to our IT infrastructure and operations, and $0.4 million and $2.9 million of legal entity and other business reorganizations costs, in the three and twelve months ended October 31, 2024, respectively. The twelve months ended October 31, 2024 also included $0.7 million of other optimization costs.

(5) Charges include certain business disruptions from natural causes, litigation matters and other items that are not part of ordinary operations. The adjustments to arrive at non-GAAP net income also include gains and losses on minority interest investments and accretion of interest attributable to acquisition installment payables.

Charges in the three months ended October 31, 2025 included $2.9 million related to legal matters, $0.9 million of gains and losses on minority interest investments, and $0.7 million of accretion of interest attributable to acquisition installment payable. Charges in the twelve months ended October 31, 2025 included $19.7 million of gains and losses on a minority interest investment, of which $15.7 million was related to loss on disposal of a minority interest investment, $5.9 million related legal matters, and $2.8 million of accretion of interest attributable to acquisition installment payable.

Charges included $1.5 million and $5.9 million of gains and losses on minority interest investments, $1.4 million and $5.5 million of accretion of interest attributable to acquisition installments payable, $0.6 million and $1.5 million related to legal matters in the three and twelve months ended October 31, 2024, respectively.

(6) In fiscal 2021, the Company transferred its CooperVision intellectual property and goodwill to its UK subsidiary. As a result, we recorded a deferred tax asset equal to approximately $2.0 billion as a one-time tax benefit in accordance with U.S. GAAP in fiscal 2021 as subsequently adjusted for changes in UK tax law. The non-GAAP adjustments reflect the ongoing net deferred tax benefit from tax amortization each period under UK tax law. Charges in the three months ended October 31, 2025 also included the reversal of $9.3 million related to expected U.S. tax reform impact recognized in fiscal 2018.

Audio Webcast and Conference Call
The Company will host an audio webcast today for the public, investors, analysts and news media to discuss its fourth quarter results and current corporate developments. The audio webcast will be broadcast live on CooperCompanies' website, www.investor.coopercos.com, at approximately 5:00 PM ET. It will also be available for replay on CooperCompanies' website, www.investor.coopercos.com. Alternatively, you can dial in to the conference call at 800-715-9871; conference ID 2700541.

About CooperCompanies
CooperCompanies (Nasdaq: COO) is a leading global medical device company focused on helping people experience life's beautiful moments through its two business units, CooperVision and CooperSurgical. CooperVision is a trusted leader in the contact lens industry, helping to improve the way people see each day. CooperSurgical is a leading fertility and women's health company dedicated to putting time on the side of women, babies, and families at the healthcare moments that matter most. Headquartered in San Ramon, CA, CooperCompanies has a workforce of more than 15,000, sells products in over 130 countries, and positively impacts over fifty million lives each year. For more information, please visit www.coopercos.com.

Forward-Looking Statements
This earnings release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements of which are other than statements of historical fact, including our fiscal year 2026 financial guidance are forward looking. In addition, all statements regarding anticipated growth in our revenues, expected savings from reorganization activities, anticipated effects of any product recalls, anticipated market conditions, planned product launches, restructuring or business transition expectations, regulatory plans, and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like "believes," "outlook," "probable," "expects," "may," "will," "should," "could," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.
Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions including the impact of continuing uncertainty and instability of certain countries, man-made or natural disasters and pandemic conditions, that could adversely affect our global markets, and the potential adverse economic impact and related uncertainty caused by these items; the impact of international conflicts and the global response to international conflicts on the global and local economy, financial markets, energy markets, currency rates and our ability to supply product to, or through, affected countries; our substantial and expanding international operations and the challenges of managing an organization spread throughout multiple countries and complying with a variety of legal, compliance and regulatory requirements; the actual imposition or threats of tariffs, customs duties and fees by the U.S. government and other nations in response and other retaliatory actions, such as trade protection measures, import or export licensing requirements, new or different customs duties, trade embargoes and sanctions and other trade barriers, as well as the impact of the Company’s efforts to mitigate the effects of such tariffs or similar measures; foreign currency exchange rate and interest rate fluctuations including the risk of fluctuations in the value of foreign currencies or interest rates that would decrease our net sales and earnings; our existing and future variable rate indebtedness and associated interest expense is impacted by rate increases, which could adversely affect our financial health or limit our ability to borrow additional funds; changes in tax laws, examinations by tax authorities, and changes in our geographic composition of income; acquisition-related adverse effects including the failure to successfully achieve the anticipated net sales, margins and earnings benefits of acquisitions, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period, required regulatory approvals for an acquisition not being obtained or being delayed or subject to conditions that are not anticipated, adverse impacts of changes to accounting controls and reporting procedures, contingent liabilities or indemnification obligations, increased leverage and lack of access to available financing (including financing for the acquisition or refinancing of debt owed by us on a timely basis and on reasonable terms); compliance costs and potential liability in connection with U.S. and foreign laws and health care regulations pertaining to privacy and security of personal information such as the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the California Consumer Privacy Act (CCPA) in the U.S. and the General Data Protection Regulation (GDPR) requirements in Europe, including but not limited to those resulting from data security breaches; a major disruption in the operations of our manufacturing, accounting and financial reporting, research and development, distribution facilities or raw material supply chain due to challenges associated with integration of acquisitions, man-made or natural disasters, pandemic conditions, cybersecurity incidents or other causes; a major disruption in the operations of our manufacturing, accounting and financial reporting, research and development or distribution facilities due to the failure to perform by third-party vendors, including cloud computing providers or other technological problems, including any related to our information systems maintenance, enhancements or new system deployments, integrations or upgrades; a successful cybersecurity attack which could interrupt or disrupt our information technology systems, or those of our third-party service providers, or cause the loss of confidential or protected data; market consolidation of large customers globally through mergers or acquisitions resulting in a larger proportion or concentration of our business being derived from fewer customers; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect areas of our operations including, but not limited to, those affecting the health care industry, including the contact lens industry specifically and the medical device or pharmaceutical industries generally, including but not limited to the EU Medical Devices Regulation (MDR), and the EU In Vitro Diagnostic Medical Devices Regulation (IVDR); legal costs, insurance expenses, settlement costs and the risk of an adverse decision, prohibitive injunction or settlement related to product liability, patent infringement, contractual disputes, or other litigation; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies, including but not limited to, technological advances by competitors, new products and patents attained by competitors, and competitors' expansion through acquisitions; reduced sales, loss of customers, reputational harm and costs and expenses, including from claims and litigation related to product recalls and warning letters; failure to receive, or delays in receiving, regulatory approvals or certifications for products; failure of our customers and end users to obtain adequate coverage and reimbursement from third-party payers for our products and services; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill, other intangible assets and idle manufacturing facilities and equipment; the success of our research and development activities and other start-up projects; dilution to earnings per share from acquisitions or issuing stock; impact and costs incurred from changes in accounting standards and policies; risks related to environmental laws and requirements applicable to our facilities, products or manufacturing processes, including evolving regulations regarding the use of hazardous substances or chemicals in our products; risks related to environmental, social and corporate governance (ESG) issues, including those related to regulatory and disclosure requirements, climate change and sustainability; and other events described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, as such Risk Factors may be updated in annual and quarterly filings.
We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Contact:
Kim Duncan
Vice President, Investor Relations and Risk Management
925-460-3663
ir@cooperco.com

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(In millions)
(Unaudited)

	October 31, 2025	October 31, 2024
ASSETS
ASSETS
Current assets:
Cash and cash equivalents	$110.6	$107.6
Trade receivables, net	829.0	717.0
Inventories	846.0	802.7
Prepaid expenses and other current assets	320.8	324.2
Total current assets	2,106.4	1,951.5
Property, plant and equipment, net	2,082.0	1,863.4
Goodwill	3,853.4	3,838.4
Other intangibles, net	1,586.3	1,791.0
Deferred tax assets	2,077.5	2,210.3
Other assets	689.2	660.6
Total assets	$12,394.8	$12,315.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$47.8	$33.3
Accounts Payable	300.4	260.5
Employee compensation and benefits	210.6	174.8
Deferred revenue	127.9	129.9
Other current liabilities	426.1	424.3
Total current liabilities	1,112.8	1,022.8
Long-term debt	2,457.5	2,550.4
Deferred tax liabilities	93.3	96.0
Long-term tax payable	7.5	57.5
Deferred revenue	201.8	193.3
Other liabilities	282.8	311.6
Total liabilities	4,155.7	4,231.6
Stockholders’ equity	8,239.1	8,083.6
Total liabilities and stockholders' equity	$12,394.8	$12,315.2

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2025	2024	2025	2024
Net sales	$1,065.2	$1,018.4	$4,092.4	$3,895.4
Cost of sales	414.4	340.7	1,410.3	1,299.7
Gross profit	650.8	677.7	2,682.1	2,595.7
Selling, general and administrative expense	419.2	391.4	1,627.8	1,533.7
Research and development expense	41.4	37.7	172.2	155.1
Amortization of intangibles	49.8	50.2	199.2	201.2
Operating income	140.4	198.4	682.9	705.7
Interest expense	24.4	27.0	100.0	114.3
Other expense (income), net	(0.8)	2.8	16.4	9.1
Income before income taxes	116.8	168.6	566.5	582.3
Provision for income taxes	32.2	51.1	191.6	190.0
Net income	$84.6	$117.5	$374.9	$392.3

Earnings per share - diluted	$0.43	$0.58	$1.87	$1.96

Number of shares used to compute diluted earnings per share	198.1	201.1	200.0	200.4

EPS, amounts and percentages may not sum or recalculate due to rounding.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
Constant Currency Revenue Growth and Organic Revenue Growth

Net Sales

		% change y/y
	(In millions)	Reported	Currency Impact	Constant Currency	Acquisitions and Divestitures	Organic
	4Q25
CooperVision	$709.6	5%	2%	3%	—%	3%
CooperSurgical	355.6	4%	—%	4%	—%	4%
Total	$1,065.2	5%	2%	3%	—%	3%